Exhibit 10.85

Guarantee Agreement

ZHZL (10) 02ZL009-BZ003

This Guarantee Agreement (the "Agreement") is entered into by and between:

The Creditor (the Lessor): AVIC International Leasing Co., Ltd.
Legal Representative: Zhang Yu'an
Legal Address: 23 Floor, 212 Jiangning Road, Jing'an District, Shanghai City.
Telephone: 021-52895388
Fax: 021-52895389

The Debtor (the Lessee): Anshan Minshan Nonferrous Metal Co., Ltd.
Registered Address: Hedamin Villiage, Matoujian Town, Long’an District, Anyang City.
Legal Address: Hedamin Villiage, Matoujian Town, Long’an District, Anyang City.
Legal Representative: He Qiuan
Telephone and Fax: 0372-2727888

The Guarantor: Henan Shuncheng Group Coal Coke Co. Ltd..
Legal Representative: Wang Xinshun
Registered Address: South Industry Road, Tongye Town, Anyang County, Henan Province.
Legal Address: South Industry Road, Tongye Town, Anyang County, Henan Province.
Postcode: 455000
Telephone and Fax: 0372-3206721

WHEREAS,

(1)
AVIC International Leasing Co., Ltd (the “Creditor”) and Anshan Minshan Nonferrous Metal Co., Ltd.(the “Debtor”) entered into a Financial Leasing Agreement (the "Leasing Agreement") with the reference number of ZHZL(10)02ZL009 on 31 March 2010, according to which the Creditor (the Lessor) agreed to provide the Debtor (the Lessee) with the financing leasing service in accordance with the Lease.

(2)	The Guarantor agrees to provide, and the Creditor (the Lessor) agrees to accept the guarantee provided by the Guarantor under the terms and conditions hereunder:

With regard to the aforesaid guarantee, the parties reach the terms as follows:

1.	Mode of Guarantee

1.1	The Guarantor guarantees that the Debtor (the Lessee) will duly perform all of its obligations under the Lease, the mode of guarantee provided by the Guarantor is unlimited joint liability guarantee.
1.2
The Creditor (the Lessor) is entitled to request any Guarantor to perform all the guarantee liabilities, without any prior claim to the Debtor (the Lessee) by any means, including but not limited to notice, claim on site, or lodge or come into any legal procedure.

2.	Scope of Liability of the Guarantor

2.1	The scope of guarantee of the Guarantor is all the debts owed by the Debtor (the Lessee) to the Creditor (the Lessor) under the Lease, including but not limited to the following:
1)	All payable lease amounts (including all the proportion of payable amount increased at times according to the Lease);
2)	Guarantee money, 0-period rent, management fee and purchase price for the end period;
3)	Delay of performance penalty;
4)	Compensation for damages;
5)	Expenses of the Creditor (the Lessor) for ensuring or enforcing its rights and interests;
6)
The payment or other obligation of any nature that shall be assumed by the Debtor (the Lessee) to the Creditor (the Lessor) if the Lease is terminated in advance, became invalid or cannot be executed for any reason.

2.2
With regard to the guarantee provided under this Agreement, the Guarantor has fully read and understood the Lease Agreement  and all the obligations and liabilities of the Debtor (the Lessee) under the Lease Agreement.

2.3 The Guarantor, Henan Shuncheng Group Coal Coke Co. Ltd., shall be liable for guarantee liability no more than TWENTY-FIVE MILLION ONE HUNDRED AND SIXTEEN THOUSAND ONE HUANDRED AND TWENTY POINT ONE THREE YUAN (RMB 25,116,120.13)

3.	Performance of Guarantee Liability

If the Debtor (the Lessee) fails to perform any debt according to the Lease, the Guarantor shall perform the debt with unlimited joint liability.  If such debt is not monetary debt and it cannot be performed by the Guarantor, the Guarantor shall compensate all the damages of the Lessor arising from such failure of performance.  If the Debtor (the Lessee) fails to pay the rents or other payable amounts to the Creditor (the Lessor) according to the schedule, amount and currency provided in the Lease Agreement, the Creditor (the Lessor) is entitled to directly request any Guarantor to pay off such amount to the Creditor (the Lessor) immediately. The Creditor (the Lessor) only needs to send out a performance notice to the Guarantor for the performance of the guarantee liabilities of the Guarantor under this Agreement.  Within (5) days after the receipt of such performance notice, the Guarantor shall fulfill the guarantee liabilities to the Creditor (the Lessor) based on such performance notice.  If the Guarantor delays to fulfill the guarantee liabilities, the Guarantor shall pay the delay of performance penalty to the Creditor (the Lessor).  The delay of performance penalty shall be calculated on the basis of the delayed amount and the delayed days between the agreed payment day and the actual payment day, with 0.1% of the delayed amount for each delayed day.

4.	Representations and Warranties of the Guarantor

The Guarantor hereby represents and warrants that:
1)
The Guarantor, Henan Shuncheng Group Coal Coke Co. Ltd., is duly registered as a enterprise legal person and exists in good standing in the People’s Republic of China (business license of legal person is                                  ).

2)	The Guarantor have the right to enter into and perform this Guarantee Agreement, this Agreement shall constitute the legal, valid and enforceable obligations of the Guarantor;
3)	The execution and performance of this Guarantee Agreement will not violate the articles of association of the Guarantor, laws, regulations and other binding agreements or documents to the Guarantor.
4)
If any defect of the qualification of the Guarantor or the approval procedures for the guarantee causes any damage to the Creditors (the Lessor), such damage shall be fully compensated by the Guarantor.

5)	The Guarantor will not claim any right of recourse to the Debtor (the Lessee) for the performance of guarantee obligation before the Debtor (the Lessee) pays off all the debt.

5.	Term of Guarantee

The term of guarantee under this Agreement shall commence on the effective date of the Leasing Agreement until two years after the expiration date of the performance period of the debts under the Lease Agreement. Where the debts under the Lease Agreement become mature due to any events as stipulated by laws, regulations or this Lease Agreement, the term of guarantee under this Agreement shall be two years commencing from the first date following such maturity date.

6.	Effectiveness of Guarantee

6.1	This guarantee is an unconditional guarantee, the effectiveness of the guarantee will not be affected by any of the following issues:
1)	The change of name, address, articles of associations, legal representative, business scope, nature of enterprise and other related changes of the parties in this Agreement;
2)	Any merger, spin-off, shut down, revocation, dissolution, or bankruptcy of the Debtor (the Lessee) and the Guarantor;
3)	Any changes to the Lease Agreement conducted by the Creditor (Lessor) and the Debtor (the Lessee).
4)	The Creditor (Lessor) obtains other guarantee from the Debtor (the Lessee) or other parties.

6.2	If the Lease Agreement became invalid or be terminated due to the fault of the Debtor (the Lessee), the Guarantor shall assume compensation liabilities for all the losses of the Creditor (the Lessor).

7.	Assignment

7.1	Without written consent of the Creditor (the Lessor), the Guarantor shall not assign this Agreement or any of their rights or obligations under this Agreement to any party.

7.2
The Creditor (the Lessor) may assign the Lease or its creditor's right under the Lease to any third party without any consent of the Guarantor.  The Guarantor shall assume the joint guarantee liability to the assignee according to the terms under this Agreement.

8.	Correspondence

8.1	Any notices or other communications shall be sent to the addresses of relevant parties as of the addresses first hereinabove set forth.

8.2	The Guarantor agree to promptly notice the Creditor (the Lessor) any of the following cases:
1)	Change of business scope of the Guarantor;
2)	Close down of the Guarantor;
3)	The property of the Guarantor are preserved or enforced, and such status is not relieved within 7 days;
4)	The Guarantor transfer all of their assets or all of its material assets;
5)	The equity interest or the controller of the Guarantor changes materially;
6)
The Guarantor is under any litigation, arbitration or administrative procedures instituted by other party, of which if the final decision is adverse, the capacity of the Guarantor to perform this Agreement will be materially affected.

9.	Governing Law

This Agreement shall be governed by and construed according to the laws of PRC.  Any dispute related to this Agreement shall be first settled by friendly negotiation between the parties.  If a settlement cannot be reached, it shall be submitted to the court of jurisdiction in the legal address of the Creditor (the Lessor).

10.	Miscellaneous

10.1	This Agreement is valid to the parties and the successors and assignees of the parties.

10.2	This Agreement shall be effective in satisfying the following conditions:

(i)	Each legal representative or authorized agent sign and stamp, and complete relevant notarization procedures.

(ii)
After the creditor receives the consent of shareholders’ Board/Directors’ Board which agrees with the Guarantee resolution of this Agreement.  This Agreement is executed in eight original copies, of which Chinese version prevails.  Creditor (lessor) and guarantor hold two sets respectively, the rest to be kept in the debtor’s (lessee) place.  Each of them are equally valid.

10.3
This Agreement constitute the full and entire agreement between the parties with regard to the subject matters hereof and thereof and supersede all previous oral and written agreements, Agreements, understandings and communications of the Parties in respect of the subject matter of this Agreement.

10.4	This Agreement may be amended only by written documents entered into by the parties.

10.5
The Guarantor agree to provide their audited annual final reports to the Creditor (the Lessor) within 10 days after the issuance of each audited annual final reports in each fiscal year according to the requirement of the Creditor (the Lessor).

10.6
If the Guarantor fails to perform any of the obligations under this Agreement or the Lease, the Creditor (the Lessor) may submit such information to any credit information institution or credit rating institution without any consent of the Guarantor or any notice to the Guarantor by any means.

10.7
This Agreement shall be conducted with enforceable notarization.  After enforceable notarization is conducted to this Agreement by the parties, if the Creditor / Guarantor fail to perform or fail to fully perform the obligations under this Agreement, the Creditor is entitled to apply the enforcement certificate with the notary public office and apply for enforcement with court of jurisdiction according to the notarial deed and the enforcement certificate; the Guarantor agree to accept such enforcement.  The expenses for the notarization will be assumed by the Debtor and paid to the Creditor on the date this Agreement is entered into.

(Signature Page)

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

The Creditor (the Lessor): AVIC International Leasing Co., Ltd.

(Stamp)

(Signature):  /s/ Zhao Changwei
Title:
Date:

The Debtor (the Lessee): Anshan Minshan Nonferrous Metal Co., Ltd.

(Stamp)

(Signature): [illegible]
Title:
Date: [], 2010

The Guarantor: Henan Shuncheng Group Coal Coke Co. Ltd..

(Stamp)

(Signature):  /s/ Wang Feng
Title:
Date: [], 2010